UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.  )*

                         ALLIED MOTION TECHNOLOGIES, INC.
        -----------------------------------------------------------------
                                (Name of Issuer)

                            Common Stock, no par value
        -----------------------------------------------------------------
                         (Title of Class of Securities)

                                    419011101
                              --------------------
                                 (CUSIP Number)

                                February 13, 2004
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         /   /    Rule 13d-1(b)
         / X /    Rule 13d-1(c)
         /   /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP NO. 419011101
---------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Peter H. Kamin
         Peter H. Kamin Childrens Trust -- 04-6829284
         Peter H. Kamin Profit Sharing Plan
         Peter H. Kamin Family Foundation -- 04-3398587
         3K Limited Partnership
         ------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group
         (a)
                  -----
         (b)
                  -----

3.       SEC Use Only
                      ---------------------------------------------

4.       Citizenship or Place of Organization
            Peter H. Kamin - U.S. Citizen
            Peter H. Kamin Childrens Trust - Massachusetts
            Peter H. Kamin Profit Sharing Plan - Massachusetts
            Peter H. Kamin Family Foundation - Massachusetts
            3K Limited Partnership - Delaware
            ---------------------------------------------------------

Number of Shares Beneficially Owned by Each Reporting Person With:
 			5.     Sole Voting Power

                           Peter H. Kamin - 80,100
                           Peter H. Kamin Childrens Trust - 94,000
                           Peter H. Kamin Profit Sharing Plan - 119,032
                           Peter H. Kamin Family Foundation - 3,600
                           3K Limited Partnership - 10,000
                         ----------------------------------------------
                        6.     Shared Voting Power
				0

                         ----------------------------------------------
 			7.     Sole Dispositive Power

                           Peter H. Kamin - 80,100
                           Peter H. Kamin Childrens Trust - 94,000
                           Peter H. Kamin Profit Sharing Plan - 119,032
                           Peter H. Kamin Family Foundation - 3,600
                           3K Limited Partnership - 10,000
 			-----------------------------------------------
 			8.     Shared Dispositive Power
	                        0

                        --------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

	   306,732
         ------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
         ------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)

             6.1%
         ------------------------------------------------------------

12.      Type of Reporting Person

              IN
         ------------------------------------------------------------




Item 1.

         (a)      Name of Issuer

                  Allied Motion Technologies, Inc.
                  -------------------------------------------------------

         (b)      Address of Issuer's Principal Executive Offices

                  23 Inverness Way East, Suite 150
                  Englewood, Colorado  80112
                  -------------------------------------------------------
Item 2.

         (a)      Name of Persons Filing

                  Peter H. Kamin
                  Peter H. Kamin Childrens Trust
                  Peter H. Kamin Profit Sharing Plan
                  Peter H. Kamin Family Foundation
                  3K Limited Partnership
                  -------------------------------------------------------

         (b)      Address of Principal Business Office or, if none,
                  Residence

                  c/o The Nelson Law Firm, LLC
                  75 South Broadway, 4th Floor
                  White Plains, New York  10601
                  -------------------------------------------------------

         (c)      Citizenship

                  Peter Kamin is a U.S. Citizen.
                  The 3K Limited Partnership is organized under
                  Delaware Law.
                  The other reporting entities are organized under Massachusetts law.
                  -------------------------------------------------------

         (d)      Title of Class of Securities

                  Common Stock, no par value, of Issuer
                  -------------------------------------------------------

         (e)      CUSIP Number

                  419011101
                  -------------------------------------------------------

Item 3. This statement is not filed pursuant to Rules 13d-1(b), 13d-2(b) or 13d-2(c).

Item 4.   Ownership

          (a)  Amount beneficially owned:

                  306,732

          (b)  Percent of Class: 6.1%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:

                  Peter H. Kamin - 80,100
                  Peter H. Kamin Childrens Trust - 94,000
                  Peter H. Kamin Profit Sharing Plan - 119,032
                  Peter H. Kamin Family Foundation - 3,600
                  3K Limited Partnership - 10,000

               (ii) shared power to vote or to direct the vote:

                             0

               (iii)sole power to dispose or to direct the disposition of:

                  Peter H. Kamin - 80,100
                  Peter H. Kamin Childrens Trust - 94,000
                  Peter H. Kamin Profit Sharing Plan - 119,032
                  Peter H. Kamin Family Foundation - 3,600
                  3K Limited Partnership - 10,000


               (iv) shared power to dispose or to direct the disposition
                    of:

                             0


Item 5.   Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.   Identification and Classification of Members of the Group

Not Applicable.

Item 9.   Notice of Dissolution of Group

Not Applicable.

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







February 18, 2004
-------------------------------
Date

Peter H. Kamin
-------------------------------

By:  /s/  Beth N. Lowson
-------------------------------
Beth N. Lowson
The Nelson Law Firm, LLC
75 South Broadway, 4th Floor
White Plains, NY 10601
Attorney In Fact


Power of Attorney of Peter H. Kamin was previously filed in a Schedule 13G/A dated December 31, 2003, filed with the Securities and Exchange Commission on February 12, 2004
(file no. 005-42176), and is incorporated by reference herein.